Exhibit 1A-6A

CNote Group, Inc.

SUBSCRIPTION AGREEMENT

CNote Group, Inc.

2323 Broadway

Oakland, CA 94612

Attention: Yuliya Tarasava

Chief Operating Officer

Ladies and Gentlemen:

The undersigned investor (“Investor”) hereby tenders this Subscription Agreement (the “Agreement”) in connection with such Investor’s purchase, in accordance with the terms hereof, of a promissory note or notes in substantially the form attached hereto as Exhibit A (the “Notes”) from CNote Group, Inc., a Delaware corporation (the “Company”).

1.       Subscription. Subject to the terms and conditions hereof, Investor hereby irrevocably subscribes for the Notes in the amount set forth on the signature page hereto. Investor acknowledges that the Notes will be subject to restrictions on transfer as set forth in this Agreement, the Notes, the Securities Act, and any other documentation requested by the Company.

2.       Acceptance of Subscription and Issuance of Notes.

2.1.       The Company shall have the sole right, at its sole and absolute discretion, to accept or reject this subscription, in whole or in part, for any reason.

2.2.       Investor will not be deemed to have purchased any Notes unless and until such time as all of the following conditions have occurred: (i) this Agreement and such other documentation as may be requested by the Company has been duly and validly executed by Investor, delivered to the Company and accepted by the Company, and (ii) the purchase price for the Notes has been delivered pursuant to instructions provided by the Company.

2.3.       Payment by Investor will be due in accordance with the instruction on the Platform (as defined in the Offering Circular). Payment shall be made by: (A) check payable to the Company, (B) bank or wire transfer in readily available funds in accordance with the Company’s instructions, (C) cancellation of indebtedness of the Company to Investor, or (iv) any combination of the foregoing.

2.4.       Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue any of the Notes to any person who is a resident of a jurisdiction in which the issuance of Notes to him, her or it would constitute a violation of the securities, “blue sky” or other similar laws of such jurisdiction (collectively referred to as the “State Securities Laws”).

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3.       Representations. Warranties and Covenants of Investor. Investor hereby represents and warrants to the Company, which representations and warranties shall survive the issuance of Notes:

3.1.       The aggregate amount of the Company’s promissory notes Investor has purchased in the Company’s current offering under SEC Regulation A, including the Notes that are the subject of this Agreement, does not exceed 10% of the greater of Investor’s (i) annual income or net worth if Investor is a natural person, or (ii) revenue or net assets of Investor’s most recently completed fiscal year if Investor is a non-natural person;

3.2.       Investor acknowledges that there is no public market for the Notes, that no market may ever develop for them, and that they have not been approved or disapproved by the Securities and Exchange Commission or any governmental agency;

3.3.       Investor recognizes that (i) an investment in the Notes involves a high degree of risk, and (ii) no assurance or guarantee has or can be given that Investor will receive a return of his, her, or its capital, or realize a profit on his, her, or its investment;

3.4.       Investor has not relied on any information or representations with respect to the Company or the Offering, other than as expressly set forth the Company’s Offering Statement as qualified by the Securities and Exchange Commission;

3.5.       Investor has determined that he, she, or it can afford to bear the risk of the investment in the Notes, including loss of the entire investment and he, she, or it will not experience personal hardship if such a loss occurs; and

3.6.       Investor is purchasing the Notes solely for his, her, or its own account for investment, not for the account of any other person, and not with a view to, or for, any resale, distribution or other transfer thereof.

3.7.       All of the information provided to the Company, whether in this Agreement or otherwise, is accurate and the Company may rely on it. If any of the information Investor has provided changes, Investor will notify the Company immediately.

3.8.       Investor understands that this investment entails risks, including the risks described in the Offering Statement, under “Risk of Investing.”

3.9.       Investor has not entered into any agreement to pay any broker’s or finder’s fee to any person with respect to this Agreement or the transactions contemplated hereby.

3.10.       Investor has the legal power to sign this Agreement and to purchase the Notes.

3.11.       If an individual Investor:

3.11.1.       Investor has the knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.

3.11.2.       Investor can afford this investment, and understands Investor may lose Investor’s money.

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3.11.3.       None of the money used to purchase the Note was derived from or related to any activity that is illegal under United States law, and Investor is not on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is Investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

3.12.       If an entity investor:

3.12.1.       Investor is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.

3.12.2.       Investor is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on the Investor.

3.12.3.       The execution and delivery by Investor of this Subscription Agreement, Investor’s performance of its obligations hereunder, the consummation by Investor of the transactions contemplated hereby, and the purchase of the Note, have been duly authorized by all necessary corporate, partnership or company action.

3.12.4.       To the best of Investor’s knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Note was derived from or related to any activity that is illegal under United States law. Investor has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Investor To the best of Investor’s knowledge, none of its ultimate investors is on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

4.       Electronic Delivery. Investor consents to electronic delivery of all documents, notices, and other information, including but not limited to tax documents. You will contact us by email at support@mycnote.com. We will contact you by email at the email address you provided the Company. Either of us may change our email address by notifying the other. Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that a problem occurred with delivery.

5.       Limitation of Liability. THE COMPANY WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF INVESTOR NOTIFIES COMPANY OF THE POSSIBILITY OF SUCH DAMAGES. COMPANY’S MAXIMUM LIABILITY SHALL BE THE AMOUNT OF THE NOTES.

THE FOREGOING LIMITATION OF LIABILITY DOES NOT APPLY TO CLAIMS ARISING UDNER THE FEDERAL SECURITIES LAWS.

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6.       Survival. All representations, warranties, and covenants contained in this Agreement shall survive the acceptance of the subscription by the Company and the consummation of the subscription.

7.       Waiver, Amendment. Neither this Agreement nor any provisions hereof shall be amended or waived without the written consent of the Company and Investor.

8.       Successors and Assigns. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9.       Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

10.       Entire Agreement. This Agreement and the Notes constitute the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations and understandings of the parties.

11.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, Investor has executed this Subscription Agreement on the date listed below.

Date:	Name of Investor:

Dollar amount of Notes subscribed for: $	Signature of Investor:

If an Individual Subscriber:	Social Security Number:

State of Residence:

Or

If you are an Entity	EIN:

Formation Jurisdiction:

SUBSCRIPTION ACKNOWLEDGED AND ACCEPTED:

CNOTE GROUP, INC.

By:

Name:

Title:

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